CHYRON ACQUIRES STREAMING MEDIA DESIGN AND DEVELOPMENT EXPERT INTEROCITY

Transaction Creates Strong Play in Business to Business Streaming Services

MELVILLE, NEW YORK January 24, 2001 - In a move aimed at establishing a leadership position in the business to business streaming media market, Chyron Corporation (NYSE:CHY), a leading provider of broadcast technology, has acquired the privately-held, New York City based-Interocity Development Corporation. The combination will create a streaming services company that specializes in delivering high end solutions and services in communications technology.

The transaction, which will be accounted for as a purchase, was completed for $5 million in cash and $1 million in Chyron Common Stock. The Company expects that this transaction will not be dilutive to earnings.

"By bringing these two organizations together, we have created a strong business which offers powerful solutions to clients who are implementing streaming technology," said Roger Henderson, President and Chief Executive Officer of Chyron. "We had, at an early stage in the development of Streaming Services, identified the need to move closer to the customer and be involved in the decision chain at an early stage. Many of our prospective clients need advice and consultancy in order to help d bring them to fruition. With this acquisition, Chyron is addressing this need by providing creative and technical solutions at the front of the streaming media value chain while also plainly differentiating itself from network and encoding companies."

Henderson continued, "In addition to offering our clients a full spectrum of services and products, we are gaining a rapidly growing, profitable organization with an impressive client base. Streaming services is an important element of our business strategy, one which we believe will be a significant catalyst for future growth, and we are currently exploring how best to deploy the resources of both companies to achieve our growth objectives for the combined entity."

Interocity, founded in January, 1999 had revenue for the trailing 12-month revenue period ended December 31, 2000 of approximately $3 million, an increase of 100% over the prior year period. Rebecca Howland, Co-Founder and Chief Executive Officer of Interocity, will be named President, Chyron Streaming Services and take responsibility for operations worldwide. Interocity has provided services to a wide range of companies, including BarnesandNoble.com, Deutsche Bank, T. Rowe Price, T.D. Waterhouse and the Associated Press.

"Rebecca has demonstrated the ability to run a profitable company in the new media space," Henderson said. "She has great energy and knowledge of new media and has assembled a skilled team of people. Interocity brings both creative capability and technical skills to our organization, and will provide synergistic benefits to our current streaming services."

Rebecca Howland commented, "In this emerging landscape of communications technology, every company is a broadcaster - whether you are a television network or an investment bank. By coupling Interocity's proven track record in business communications with Chyron - one of the most respected names in broadcast technology - we have created a powerful new leader in streaming media services."

About Interocity

Interocity Development Corporation is a leading Internet services company specializing in streaming media design and development. With a strong focus on strategic solutions, Interocity works with a wide range of Fortune 1000 companies to determine and deploy streaming and rich media solutions. From video production to systems and database engineering, Interocity is on the forefront of rich media technology, providing innovative and comprehensive solutions.

Founded in January, 1999, Interocity's clients have included: T. Rowe Price, BarnesandNoble.com, Deutsch Bank, the History Channel, People Magazine, SEI Investments, and TD Waterhouse, among others. Interocity was supported by shareholder Metropolitan Venture Partners, a transatlantic venture capital firm.

About Chyron

Chyron Corporation is the world leader in the development and delivery of products and services in the media casting market - an area which delivers media to consumers that includes high definition TV, standard definition TV, interactive TV or any form of broadband. The company provides broadcast graphics, high bandwidth and multi media signals, streaming media technology and content management. Chyron is the only global company with 30 years of expertise and technology to provide the services and solutions for streaming media and interactive television, enabling the highest quality experience to be delivered to consumers.

Chyron Corporation's existing customer base is comprised of nearly all television stations and TV networks throughout Europe and North America. With offices in the U.K., France, Hong Kong and U.S. and an enviable client list that includes the world's leading broadcasters, Chyron has been providing the owners of content with value added products and services for over 30 years.

Certain of these statements contained in this press release may be deemed forward-looking statements. Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements and matters are the risks and other factors detailed, from time to time, in the Company's reports with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

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